                                   Exhibit 11


                               OccuSystems, Inc.
                     Net Income by Quarter for 1997 and 1996
                    (In thousands, except per share amounts)


                                                         Quarter Ended          Six Months Ended
                                                       -----------------        -----------------
                                                       6/30/97   6/30/96        6/30/97   6/30/96
                                                       -------   -------        -------   -------

Net Income                                             $ 5,025   $ 3,266        $ 8,038   $ 4,541

Interest on Common Stock Equivalents, net of tax             2        10              4       171
                                                       -------   -------        -------   -------
Primary Earnings                                       $ 5,027   $ 3,276        $ 8,042   $ 4,712
                                                       =======   =======        =======   =======

Wtd. Average Shares                                     22,326    22,081         22,321    21,871

Net Income per share                                   $  0.23   $  0.15        $  0.36   $  0.22

Weighted Common Shares Outstanding                      21,627    20,962         21,601    20,207

Weighted Common Share Equivalents Outstanding              699     1,119            720     1,664
                                                       -------   -------        -------   -------
Weighted Average Shares Outstanding                     22,326    22,081         22,321    21,871
                                                       =======   =======        =======   =======